As filed with the Securities and Exchange Commission on May 16, 2003
                                                     Registration No. 333-104211
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           __________________________

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                       FIRST INDUSTRIAL REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)

            Maryland                                   36-3935116
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                   Identification Number)

                         311 S. Wacker Drive, Suite 4000
                             Chicago, Illinois 60606
                                 (312) 344-4300
          (Address, including zip code, andtelephone number, including area code, of registrant's principal executive offices)

                               Michael W. Brennan
                      President and Chief Executive Officer
                       First Industrial Realty Trust, Inc.
                         311 S. Wacker Drive, Suite 4000
                             Chicago, Illinois 60606
                                 (312) 344-4300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Gerald S. Tanenbaum, Esq.
                               Roger Andrus, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                           __________________________

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                         CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                          Proposed Maximum        Proposed Maximum
            Title of                   Amount to           Offering Price             Aggregate               Amount of
   Securities to be Registered       be Registered            Per Share            Offering Price         Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (1)      168,416 shares(2)      $28.25 (3)              $4,757,752               $405 (4)
===========================================================================================================================


(1) Includes rights to purchase Junior Participating Preferred Stock of First Industrial Realty Trust, Inc. (the "Company"). Because no separate consideration is paid for the Rights, the registration fee therefor is included in the fee for the Common Stock.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional number of shares of Common Stock as may be required to be issued under the anti-dilution provisions of the current limited partnership agreement of First Industrial, L.P. ("FILP") upon the acquisition by the Company of FILP limited partnership units in exchange for shares of Common Stock.

(3) Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the reported high and low sales prices on the New York Stock Exchange - Composite Transactions System on March 28, 2003.

(4)  Paid on April 1, 2003.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



                       FIRST INDUSTRIAL REALTY TRUST, INC.
                                 168,416 Shares

                                  Common Stock


     The selling stockholders listed in this prospectus may, from time to time, offer and sell up to 168,416 shares of our common stock. The purchase price of any shares of common stock offered by the selling stockholders will be the market price of a share of common stock at that time unless otherwise indicated in an accompanying prospectus supplement.

     We will receive no proceeds from the sale of the common stock, but will incur expenses in connection with this offering. See "Plan of Distribution."

     You should read both this prospectus and any prospectus supplement together with the additional information described under "Where You Can Find More Information" before investing in our common stock.

     The common stock of First Industrial Realty Trust, Inc. is listed on the New York Stock Exchange under the symbol "FR."

     Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 4 of this prospectus.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                 The date of this prospectus is May  , 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

FIRST INDUSTRIAL REALTY TRUST, INC............................................3
RISK FACTORS..................................................................4
USE OF PROCEEDS..............................................................12
DESCRIPTION OF COMMON STOCK..................................................16
CERTAIN PROVISIONS OF MARYLAND LAW AND THE FIRST INDUSTRIAL
  REALTY TRUST, INC. ARTICLES OF INCORPORATION AND BYLAWS....................17
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK...................................21
FEDERAL INCOME TAX CONSIDERATIONS............................................22
EXPERTS......................................................................25
LEGAL MATTERS................................................................25
WHERE YOU CAN FIND MORE INFORMATION..........................................25


     No dealer, salesperson or other person has been authorized to give any information or make any representations other than those contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement and, if given or made, such other information or representations must not be relied upon as having been authorized by First Industrial Realty Trust, Inc. or by any of the Selling Stockholders. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus and any accompanying prospectus supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                       FIRST INDUSTRIAL REALTY TRUST, INC.

     In this prospectus, the terms "we," "our" and "us" refer to First Industrial Realty Trust, Inc. and its subsidiaries, including First Industrial, L.P., unless the context otherwise requires. The term "Operating Partnership" refers to First Industrial, L.P.

     First Industrial Realty Trust, Inc. is a real estate investment trust, or "REIT," subject to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. First Industrial Realty Trust, Inc. and its consolidated partnerships, corporations and limited liability companies are a self-administered and fully integrated real estate company which owns, manages, acquires, sells and develops industrial real estate.

     As of December 31, 2002, our portfolio consisted of the following types of properties:

     o    494 light industrial properties -

               Light industrial properties generally are of less than 100,000 square feet, have a ceiling height of 16 to 21 feet, are comprised of 5% - 50% office space, contain less than 50% of manufacturing space and have a land use ratio of 4:1. The land use ratio is the ratio of the total property area to that not occupied by the building.

     o    126 bulk warehouse properties -

               Bulk warehouse buildings generally are of more than 100,000 square feet, have a ceiling height of at least 22 feet, are comprised of 5% - 15% office space, contain less than 25% of manufacturing space and have a land use ratio of 2:1.

     o    167 R&D/flex properties -

               R&D/flex buildings generally are of less than 100,000 square feet, have a ceiling height of less than 16 feet, are comprised of 50% or more of office space, contain less than 25% of manufacturing space and have a land use ratio of 4:1.

     o    85 regional warehouse properties -

               Regional warehouses generally are of less than 100,000 square feet, have a ceiling height of at least 22 feet, are comprised of 5% - 15% of office space, contain less than 25% of manufacturing space and have a land use ratio of 2:1.

     o    36 manufacturing properties -

               Manufacturing properties are a diverse category of buildings that generally have a ceiling height of 10 - 18 feet, are comprised of 5% - 15% of office space, contain more than 50% of manufacturing space and have a land use ratio of 4:1.

These properties contain approximately 60.0 million square feet of gross leasable area located in 24 states.

     Our interests in our properties and land parcels are held through partnerships, corporations and limited liability companies controlled by First Industrial Realty Trust, Inc., including the Operating Partnership, of which First Industrial Realty Trust, Inc. is the sole general partner.

     We utilize an operating approach that combines the effectiveness of decentralized, locally based property management, acquisition, sales and development functions with the cost efficiencies of centralized acquisition, sales and development support, capital markets expertise, asset management and fiscal control systems. At March 7, 2003, we had 322 employees.

     We have grown and will seek to continue to grow through the development of industrial properties and acquisition of additional industrial properties.

     Our fundamental business objective is to maximize the total return to the stockholders of First Industrial Realty Trust, Inc. through increases in per share distributions and increases in the value of our properties and operations.

     First Industrial Realty Trust, Inc. is a Maryland corporation organized on August 10, 1993, and which completed its initial public offering in June 1994. Our principal executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone number (312) 344-4300. For more information about First Industrial Realty Trust, Inc., see the additional information described in "Where You Can Find More Information."

                                  RISK FACTORS

Forward-looking statements may prove inaccurate.

     Your investment in our common stock will involve certain risks. For example, there is the risk that an investment in our common stock will result in a loss. You should carefully consider the following discussion of risks before deciding whether an investment in our common stock is suitable for you. We make statements in this prospectus and the documents we incorporate by reference that are not based on historical facts including statements regarding, among other items:

     o    the condition of the real estate market;

     o    legislative or regulatory changes affecting the real estate market;

     o    legislative or regulatory changes affecting the taxation of REITs;

     o    availability of capital;

     o    interest rates;

     o    competition;

     o supply and demand for industrial properties in our current and proposed market areas; and

     o general accounting principles, policies and guidelines applicable to REITs.

     Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we anticipate. These risks, uncertainties and factors include those discussed below and those set forth elsewhere in this prospectus and in the documents we incorporate by reference, including our 2002 Annual Report on Form 10-K.

Real estate investments' value fluctuates depending on conditions in the general economy and the real estate business. These conditions may also limit our revenues and available cash.

     The factors that affect the value of our real estate and the revenues we derive from our properties include, among other things:

     o    general economic climate;

     o local conditions such as oversupply or a reduction in demand in the area;

     o    the attractiveness of the properties to tenants;

     o    tenant defaults;

     o    zoning or other regulatory restrictions;

     o    competition from other available real estate;

     o    our ability to provide adequate maintenance and insurance; and

     o increased operating costs, including insurance premiums and real estate taxes.

Many real estate costs are fixed, even if income from our properties decreases.

     Our financial results depend on leasing space in our real estate properties to tenants on terms favorable to us. In addition, because greater than 90% of our gross revenues come from rentals of real property, our income and funds available for distribution to our stockholders will decrease if a significant number of our tenants cannot pay their rent. If a tenant does not pay its rent, we might not be able to enforce our rights as landlord without delays and we might incur substantial legal costs.

     Our income may also be reduced if tenants are unable to pay rent or we are unable to rent properties on favorable terms. Costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment.

We may be unable to sell properties when appropriate because real estate investments are illiquid.

     Real estate investments generally cannot be sold quickly and, therefore, will tend to limit our ability to vary our property portfolio promptly in response to changes in economic or other conditions. The inability to respond promptly to changes in the performance of our property portfolio could adversely affect our financial condition and ability to service debt and make distributions to our stockholders.

We may be unable to renew leases or find other lessees.

     We are subject to the risks that, upon expiration, leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than expiring lease terms. If we were unable to promptly renew a significant number of expiring leases or to promptly relet the space covered by such leases, or if the rental rates upon renewal or reletting were significantly lower than the then current rates, our cash funds from operations and ability to make expected distributions to stockholders might be adversely affected. As of December 31, 2002, leases with respect to approximately 12,711,346 million, 12,171,402 million and 9,784,258 million square feet, representing 23.7%, 22.7% and 18.2%, of gross leasable area expire in the remainder of 2003, 2004 and 2005 respectively.

We may incur unanticipated costs and liabilities due to environmental problems.

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Environmental laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address those conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not the facility is owned or operated by those persons. No assurance can be given that existing environmental assessments with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to us or that a material environmental condition does not otherwise exist as to any of our properties.

We might fail to qualify or remain qualified as a REIT.

     First Industrial Realty Trust, Inc. intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986. Although we believe that First Industrial Realty Trust, Inc. is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements, some of which must be met on a recurring basis. These requirements are established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within our control. If First Industrial Realty Trust, Inc. were to fail to qualify as a REIT in any taxable year, First Industrial Realty Trust, Inc. would be subject to federal income tax, including any applicable alternative minimum tax, on First Industrial Realty Trust, Inc.'s taxable income at corporate rates. This could result in a discontinuation or substantial reduction in dividends to stockholders. Unless entitled to relief under certain statutory provisions, First Industrial Realty Trust, Inc. also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Federal Income Tax Considerations."

The REIT distribution requirements may require us to turn to external financing sources.

     First Industrial Realty Trust, Inc. could, in certain instances, have taxable income without sufficient cash to enable First Industrial Realty Trust, Inc. to meet the distribution requirements of the REIT provisions of the Code. In that situation, we could be required to borrow funds or sell properties on adverse terms in order to meet those distribution requirements. In addition, because First Industrial Realty Trust, Inc. must distribute to its stockholders at least 90% of our REIT taxable income each year, our ability to accumulate capital may be limited. Thus, in connection with future acquisitions, First Industrial Realty Trust, Inc. may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, which may or may not be available on favorable terms. Additional debt financings may substantially increase our leverage and additional equity offerings may result in substantial dilution of stockholders' interests. See "Federal Income Tax Considerations."

There are restrictions on the transfer of our common stock.

     To maintain First Industrial Realty Trust, Inc.'s qualification as a REIT under the Code, no more than 50% in value of our outstanding capital stock may be owned, actually or by attribution, by five or fewer "individuals", as defined in the Code to include certain entities, during the last half of a taxable year. Accordingly, First Industrial Realty Trust, Inc.'s articles of incorporation contain provisions restricting the ownership and transfer of our capital stock. See "Restrictions on Transfers of Capital Stock."

Debt financing and the degree of leverage could reduce our cash flow.

     Where possible, we intend to continue to use leverage to increase the rate of return on our investments and to allow us to make more investments than we otherwise could. Our use of leverage presents an additional element of risk in the event that the cash flow from our properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code.

Cross-collateralization of mortgage loans could result in foreclosure on substantially all of our properties if we are unable to service our indebtedness.

     If the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse or cross-collateralized bases. Cross-collateralization makes all of the subject properties available to the lender in order to satisfy our debt. Holders of indebtedness that is so secured will have a claim against these properties. To the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties that are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to First Industrial, L.P. and First Industrial Realty Trust, Inc., making it difficult for us to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. As of December 31, 2002, none of our current indebtedness was cross-collateralized.

We may have to make lump-sum payments on our existing indebtedness.

     We are required to make the following lump-sum or "balloon" payments under the terms of some of our indebtedness, including the Operating Partnership's:

     o $50 million aggregate principal amount of 7.75% Notes due 2032 (the "2032 Notes")

     o $200 million aggregate principal amount of 7.60% Notes due 2028 (the "2028 Notes")

     o approximately $15 million aggregate principal amount of 7.15% Notes due 2027 (the "2027 Notes")

     o $100 million aggregate principal amount of 7.50% Notes due 2017 (the "2017 Notes")

     o $200 million aggregate principal amount of 6.875% Notes due 2012 (the "2012 Notes")

     o $100 million aggregate principal amount of 7.375% Notes due 2011 (the "Trust Notes")

               The trust to which the Trust Notes were issued must exercise its right to require First Industrial Realty Trust, Inc., through the Operating Partnership, to redeem the Trust Notes on May 15, 2004 if the holder of a call option with respect to the Trust Notes fails to give written notice on or before May 1, 2004 that it intends to exercise such option.

     o $200 million aggregate principal amount of our 7.375% Notes due 2011 (the "2011 Notes")

     o $150 million aggregate principal amount of 7.60% Notes due 2007 (the "2007 Notes")

     o $150 million aggregate principal amount of 7.0% Notes due 2006 (the "2006 Notes")

     o $50 million aggregate principal amount of 6.90% Notes due 2005 (the "2005 Notes")

and

     o a $300 million unsecured revolving credit facility (the "Unsecured Line of Credit") under which First Industrial Realty Trust, Inc., through the Operating Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital.

               The Unsecured Line of Credit provides for the repayment of principal in a lump-sum or "balloon" payment at maturity in 2005. Under the Unsecured Line of Credit, the Operating Partnership has the right, subject to certain conditions, to increase the aggregate commitment under the Unsecured Line of Credit by up to $100 million. As of December 31, 2002, $170.3 million was outstanding under the Unsecured Line of Credit at a weighted average interest rate of 2.88%.

     Our ability to make required payments of principal on outstanding indebtedness, whether at maturity or otherwise, may depend on our ability either to refinance the applicable indebtedness or to sell properties. We have no commitments to refinance the 2005 Notes, the 2006 Notes, the 2007 Notes, the 2011 Notes, the 2012 Notes, the Trust Notes, the 2017 Notes, the 2027 Notes, the 2028 Notes, the 2032 Notes or the Unsecured Line of Credit. Some of the existing debt obligations, other than those discussed above, of First Industrial Realty Trust, Inc., through the Operating Partnership, are secured by our properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

There is no limitation on debt in our organizational documents.

     We currently have a policy of maintaining a ratio of debt to total market capitalization of 50% or less. We compute that percentage by calculating our total consolidated debt as a percentage of the aggregate market value of all outstanding shares of our common stock, assuming the exchange of all limited partnership units of the Operating Partnership for common stock, plus the aggregate stated value of all outstanding shares of preferred stock and total consolidated debt. We also currently have a policy of maintaining a coverage ratio of at least 2.0:1. We calculate the coverage ratio as total revenues minus property expenses (including revenues and property expenses from discontinued operations) and general and administrative expenses divided by interest expense and dividends on preferred stock.

     As of December 31, 2002 our ratio of debt to our total market capitalization was 48.7% and for the twelve months ended December 31, 2002 our coverage ratio was 2.08:1. The organizational documents of First Industrial Realty Trust, Inc., however, do not contain any limitation on the amount or percentage of indebtedness we may incur and our Board of Directors has the power to alter the current policy. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to make expected distributions to stockholders and in an increased risk of default on our obligations.

Rising interest rates on our Unsecured Line of Credit could decrease our available cash.

     Our Unsecured Line of Credit bears interest at a floating rate. As of December 31, 2002, our Unsecured Line of Credit had an outstanding balance of $170.3 million at a weighted average interest rate of 2.88%. Currently, our Unsecured Line of Credit bears interest at the Prime Rate or at the London Interbank Offered Rate plus .70%. Based on an outstanding balance on our Unsecured Line of Credit as of December 31, 2002, a 10% increase in interest rates would increase interest expense by $0.5 million on an annual basis. Increases in the interest rate payable on balances outstanding under the Unsecured Line of Credit would decrease our cash available for distribution to stockholders.

The charter documents of First Industrial Realty Trust, Inc. may hinder attempts to acquire us or have anti-takeover effects.

     Provisions of the articles of incorporation of First Industrial Realty Trust, Inc. may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for First Industrial Realty Trust, Inc. and thus inhibit a change in control, thereby limiting the opportunity for First Industrial Realty Trust, Inc.'s stockholders to receive a premium for their common stock. Those provisions include:

     o the requirement that not less than two-thirds of all of the votes entitled to be cast on the matter are required to amend the articles of incorporation of First Industrial Realty Trust, Inc.; and

     o a prohibition on any holder owning more than 9.9% in value of the capital stock of First Industrial Realty Trust, Inc.

The bylaws of First Industrial Realty Trust, Inc. include a provision whereby stockholder notice is required prior to any stockholder nomination of a director. See "Certain Provisions of Maryland Law and the First Industrial Realty Trust, Inc. Articles of Incorporation and Bylaws" and "Restrictions on Transfers of Capital Stock."

     The terms of our junior participating preferred stock are anti-takeover in nature. In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of First Industrial Realty Trust, Inc. junior participating preferred stock will be entitled to receive 100 times the aggregate amount of stock, securities, cash and/or other property, into which or for which each share of First Industrial Realty Trust, Inc. common stock is changed or exchanged, subject to certain adjustments. See "Description of Common Stock - Shareholder Rights Plan."

The provisions of First Industrial Realty Trust, Inc.'s preferred stock may hinder attempts to acquire us.

     Under the articles of incorporation of First Industrial Realty Trust, Inc., First Industrial Realty Trust, Inc. has authority to issue up to 10,000,000 shares of preferred stock on such terms as may be authorized by First Industrial Realty Trust, Inc.'s board of directors. The following amounts were outstanding on December 31, 2002:

     o    20,000 shares of Series C preferred stock

     o    50,000 shares of Series D preferred stock, and

     o    30,000 shares of Series E preferred stock.

The terms of the preferred stock could delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of First Industrial Realty Trust, Inc.'s stockholders. The board of directors has also reserved 1,000,000 shares of our junior participating preferred stock for issuance under a shareholder rights plan adopted by First Industrial Realty Trust, Inc.'s board of directors. The terms of the shareholder rights plan could delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of First Industrial Realty Trust, Inc.'s stockholders. See "Description of Common Stock--Shareholders Rights Plan."

Maryland law provisions may hinder attempts to acquire First Industrial Realty Trust, Inc.

     Under the Maryland Business Combination Act, specified business combinations between a Maryland corporate REIT, such as First Industrial Realty Trust, Inc., and an interested stockholder or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Business combinations for the purposes of the preceding sentence are defined by the Maryland Business Combination Act to include specified mergers, consolidations, share exchanges and asset transfers, certain issuances and transfers of equity securities, certain reclassifications of securities or recapitalizations of the corporation, the adoption of a plan of liquidation or dissolution or the receipt by an interested stockholder or its affiliate of any loan, advance, guarantee, pledge or other financial assistance or tax advantage provided by First Industrial Realty Trust, Inc. The Maryland Business Combination Act defines an interested stockholder as a person who, subject to certain exceptions, beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner of 10 percent or more of the voting power of the corporation's shares at any time within the prior two years and after the date on which the corporation had 100 or more beneficial owners of its stock.

     After the five-year period, any such business combination must be recommended by the board of directors and approved by 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group, and by two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested stockholder unless, among other conditions, the corporation's stockholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as previously paid by the interested stockholder for its shares. In addition to certain other exemptions, the provisions of the Maryland Business Combination Act do not apply to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

     First Industrial Realty Trust, Inc.'s articles of incorporation exempt from the Maryland Business Combination Act any business combination in which there is no interested stockholder other than Jay H. Shidler, Chairman of our Board of Directors, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an interested stockholder without taking into account Mr. Shidler's ownership of shares of First Industrial Realty Trust, Inc.'s common stock and the right to acquire shares of common stock in an aggregate amount which does not exceed the number of shares that Mr. Shidler owned and had the right to acquire, including through the exchange of limited partnership units of First Industrial, L.P., at the time of the consummation of First Industrial Realty Trust, Inc.'s initial public offering.

     As a result, Mr. Shidler and entities controlled by him may enter into business combinations with First Industrial Realty Trust, Inc. that may not be in the best interest of its stockholders. With respect to business combinations with any other interested stockholder or affiliate of such interested stockholder, the application of the Maryland Business Combination Act may delay, deter or prevent a change in control of First Industrial Realty Trust, Inc. that might involve a premium price or otherwise be in the best interest of stockholders.

     The Maryland Control Share Acquisition Act provides that "control shares" of a Maryland corporate REIT such as First Industrial Realty Trust, Inc. acquired in a control share acquisition have no voting rights, except to the extent approved by a vote of two-thirds of all votes entitled to be cast on the matter, excluding shares owned by or entitled to be voted by or at the direction of the acquiror, officers of the corporation or employees who are also directors of the corporation. "Control shares" are defined as shares of stock owned by or entitled to be voted by or at the direction of a person that, when aggregated with other shares owned by the holder, will entitle their holder to exercise voting power in one of several specified ranges in elections of directors. To the extent voting rights with respect to control shares have not been approved at a meeting of stockholders by such supermajority vote, then, subject to certain conditions and limitations, the issuer may redeem the control shares for fair value determined in accordance with the Maryland Control Share Acquisition Act. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. First Industrial Realty Trust, Inc.'s bylaws contain a provision exempting any and all acquisitions of shares of First Industrial Realty Trust, Inc.'s capital stock from the Maryland Control Share Acquisition Act. There can be no assurance that this provision will not be amended or eliminated in the future.

The composition of First Industrial Realty Trust, Inc.'s board of directors could hinder a change in control.

     First Industrial Realty Trust, Inc.'s directors are divided into three classes by its articles of incorporation, with terms expiring over a three-year period. The classified board provision could make it more difficult and time-consuming to remove the incumbent directors and may delay, deter or prevent a change in control of First Industrial Realty Trust, Inc. that might involve a premium price or otherwise be in the best interest of stockholders.

Some of First Industrial Realty Trust, Inc.'s officers and directors may have interests opposed to us with respect to certain transactions because they may suffer adverse tax consequences.

     Some of the officers and directors of First Industrial Realty Trust, Inc. own limited partnership units of the Operating Partnership, which may be exchanged for shares of common stock. As of December 31, 2002, those officers and directors include Jay H. Shidler, Chairman of the Board of Directors of First Industrial Realty Trust, Inc., Michael W. Brennan, President and Chief Executive Officer and a Director of First Industrial Realty Trust, Inc., Johannson L. Yap, Chief Investment Officer of First Industrial Realty Trust, Inc., Michael G. Damone, Director of Strategic Planning and a Director of First Industrial Realty Trust, Inc., Timothy E. Gudim, a Managing Director of First Industrial Realty Trust, Inc., Gregory S. Downs, a Managing Director of First Industrial Realty Trust, Inc. and Kevin Smith, a Senior Regional Director of First Industrial Realty Trust, Inc. Prior to the exchange of units for common stock, the officers and directors who own limited partnership units may suffer different and more adverse tax consequences than holders of common stock upon the sale of certain of our properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving us. Therefore, those individuals and First Industrial Realty Trust, Inc., as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

                                 USE OF PROCEEDS

     We will not receive any proceeds from this offering.

                              SELLING STOCKHOLDERS

     The selling stockholders are persons who may receive, or have received, shares of common stock in exchange for limited partnership units of First Industrial, L.P. issued as consideration for the contribution of certain real estate to First Industrial, L.P. The limited partnership units were issued in private transactions exempt from registration under the Securities Act of 1933. The limited partnership units must be held for one year before they can be acquired by us in exchange for our common stock.

     The table below provides, as of March 28, 2003, the names of each selling stockholder and the number of shares of common stock offered by each selling stockholder. As we are not obligated to issue common stock upon exchange for the limited partnership units and the selling stockholders may sell all, some or none of their shares of common stock, no estimate can be made of the aggregate number of shares of common stock that are to be offered hereby, or the aggregate number of shares of common stock that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates. The number of shares in the column "Number of shares offered hereby" includes the number of shares of common stock the selling stockholder may receive in exchange for limited partnership units, except as noted. Amounts shown in the "Number of shares and units owned before the offering" represent the number of securities shown in the column "Number of shares offered hereby" plus shares of common stock and limited partnership units owned by the selling stockholders that are not covered by the registration statement of which this prospectus forms a part. All of the selling stockholders are offering all of the common stock they will own as a result of the exchange of our common stock for their limited partnership units.

     With respect to the information presented concerning the selling stockholders listed in the table below, we have not conducted any independent inquiry or investigation to ascertain that information and have relied on written questionnaires furnished to us by the selling stockholders for the express purpose of including that information in this prospectus. None of the selling stockholders has, or within the past three years has had, any position, office of other material relationship with us or any of our affiliates.

     The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                     Number of shares and units            Number of shares
Name                                                  owned before the offering             offered hereby
-------------------------------------------       ---------------------------------      -------------------
First & Broadway Limited Partnership               18,203                                       18,203(1)
Robert W. Holman Jr.                               173,124                                     150,213(2)


----------

(1) Represents shares of common stock that may be received in exchange for limited partnership units that were issued as consideration for the contribution of certain real estate to First Industrial, L.P. on June 26, 2002.

(2) Represents shares of common stock that may be received in exchange for limited partnership units that were issued as consideration for the contribution of certain real estate to First Industrial, L.P. on June 30, 1994.

PLAN OF DISTRIBUTION

     We are registering the selling stockholders' common stock for sale to provide them with freely tradable securities, but the registration of their common stock does not necessarily mean that any of those shares will be issued by us or offered or sold by the selling stockholders. We will not receive any proceeds from the offering by the selling stockholders of their common stock.

     The selling stockholders may offer shares of common stock that may be issued to them upon the exchange by First Industrial Realty Trust, Inc. of shares of its common stock for limited partnership units of First Industrial, L.P. The limited partnership units were previously issued to the selling stockholders in private placements exempt from the registration provisions of the Securities Act. First Industrial Realty Trust, Inc. will issue up to 168,416 shares of common stock to the selling stockholders in exchange for their limited partnership units.

     First Industrial Realty Trust, Inc. will issue one share of common stock for each limited partnership unit acquired from the selling stockholders. Consequently, with each exchange, First Industrial Realty Trust, Inc.'s interest in First Industrial, L.P. will increase.

     The common stock may be sold from time to time to purchasers:

     o    directly by the selling stockholders or

     o through underwriters, broker-dealers or agents who may receive compensation, which will not exceed amounts customary for the type of transaction, in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares of common stock.

     The selling stockholders and any broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities under, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

     If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The common stock offered by this prospectus may be sold in one or more transactions at:

     o    fixed prices,

     o    prevailing market prices at the time of sale,

     o    varying prices determined at the time of sale, or

     o    negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange,

     o    in the over-the-counter market,

     o in transactions otherwise than on these exchanges or services or in the over-the-counter market, or

     o    through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     At any time a particular offer of the common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. The revised prospectus or prospectus supplement will include the aggregate number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the common stock.

     Under the securities laws of certain states, the common stock may be offered and sold in the state only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be offered or sold unless it has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholder will sell any or all of the common stock registered under the registration statement of which this prospectus forms a part. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than using this prospectus.

     The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person participating in the distribution. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

     Under various registration rights agreements for the benefit of certain selling stockholders, we have agreed to pay all expenses of registering the common stock offered hereby, except for underwriting discounts and commissions, fees and disbursements of counsel, accountants or others representing any selling stockholder and transfer taxes, if any. We have agreed to indemnify each selling stockholder and its officers and directors and any person who controls any selling stockholder against certain losses, claims, damages and expenses arising under the securities laws.

                           DESCRIPTION OF COMMON STOCK

     The following is a summary of the material terms of our common stock. You should read our articles of incorporation and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part.

General

     Under our articles of incorporation, First Industrial Realty Trust, Inc. has authority to issue 100 million shares of its common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At March 21, 2003 we had outstanding 38,758,192 shares of common stock.

Terms

     Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our articles of incorporation regarding excess stock, common stock holders will be entitled to receive dividends on shares of common stock if, as and when authorized and declared by our board of directors out of assets legally available for that purpose. Subject to the preferential rights of any other shares or series of stock, including preferred stock outstanding from time to time, and to the provisions of our articles of incorporation regarding excess stock, common stockholders will share ratably in the assets of First Industrial Realty Trust, Inc. legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of First Industrial Realty Trust, Inc. For a discussion of excess stock, see "Restrictions on Transfers of Capital Stock."

     Subject to the provisions of our articles of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, common stock holders will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares of common stock will not be able to elect any directors.

     Common stock holders have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of First Industrial Realty Trust, Inc.

     Subject to the provisions of our articles of incorporation regarding excess stock, all shares of common stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Under the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes to be cast on the matter, is set forth in the corporation's articles of incorporation. Our articles of incorporation do not provide for a lesser percentage in such situations.

Restrictions on ownership

     For First Industrial Realty Trust, Inc. to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or by attribution, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of our outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

Transfer agent

     The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Shareholder rights plan

     On September 4, 1997, the board of directors of First Industrial Realty Trust, Inc. adopted a shareholder rights plan. Under the shareholder rights plan, one right was attached to each outstanding share of common stock at the close of business on October 19, 1997, and one right will be attached to each share of common stock thereafter issued. Each right entitles the holder to purchase, under certain conditions, one one-hundredth of a share of our junior participating preferred stock for $125.00. The rights may also, under certain conditions, entitle the holders to receive common stock, or common stock of an entity acquiring First Industrial Realty Trust, Inc., or other consideration, each having a value equal to twice the exercise price of each right ($250.00). We have designated 1,000,000 shares as junior participating preferred stock and have reserved such shares for issuance under the shareholder rights plan. In the event of any merger, consolidation, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or other property, each share of junior participating preferred stock will be entitled to receive 100 times the aggregate amount of stock, securities, cash and/or other property, into which or for which each share of common stock is changed or exchanged, subject to certain adjustments. The rights are redeemable by us at a price of $.001 per right. If not exercised or redeemed, all rights expire on October 20, 2007. The description and terms of the rights are set forth in a shareholder rights agreement between us and First Chicago Trust Company of New York.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND THE
    FIRST INDUSTRIAL REALTY TRUST, INC. ARTICLES OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Maryland law is not complete and is qualified by reference to Maryland law and our articles of incorporation and bylaws, which are incorporated by reference to the registration statement of which this prospectus is a part.

Business combinations

     Under the Maryland Business Combination Act specified "business combinations" between a Maryland corporate REIT, such as First Industrial Realty Trust, Inc., and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Business combinations, for the purposes of the preceding sentence, are defined by the Maryland Business Combination Act to include specified mergers, consolidations, share exchanges and asset transfers, certain issuances and transfers of equity securities, certain reclassifications of securities or recapitalizations of the corporation, the adoption of a plan of liquidation or dissolution or the receipt by an interested stockholder or its affiliate of any loan, advance, guarantee, pledge or other financial assistance or tax advantage provided by First Industrial Realty Trust, Inc. The Maryland Business Combination Act defines an interested stockholder as a person who, subject to certain exceptions, beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner of 10 percent or more of the voting power of the corporation's shares at any time within the prior two years and after the date on which the corporation had 100 or more beneficial owners of its stock.

     After the five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least

     o 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group and

     o two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom the business combination is to be effected or by an affiliate or associate of the interested stockholder, voting together as a single voting group.

     The super-majority vote requirements will not apply if, among other things, the corporation's stockholders receive a minimum price (as defined in the Maryland Business Combination Act) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition to certain other exemptions, these provisions of the Maryland Business Combination Act do not apply to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     Our articles of incorporation exempt from the provisions of the Maryland Business Combination Act any business combination in which there is no interested stockholder other than Jay H. Shidler, the Chairman of our board of directors, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an interested stockholder without taking into account his ownership of shares of our common stock and the right to acquire shares of our common stock in an aggregate amount that does not exceed the number of shares of our common stock that he owned and had the right to acquire, including through the exchange of limited partnership units of First Industrial, L.P., at the time of the consummation of our initial public offering.

Control share acquisitions

     The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporate REIT, such as First Industrial Realty Trust, Inc., acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of all votes entitled to be cast on the matter, excluding shares owned by or entitled to be voted by or at the direction of the acquiror, officers of the corporation or employees who are also directors of the corporation. "Control shares" are voting shares of stock that would, if aggregated with all other shares of stock owned by or entitled to be voted by or at the direction of the acquiror, entitle the acquiror to exercise voting power in electing directors within any of the following ranges of voting power:

     o    one-tenth or more but less than one-third,

     o    one-third or more but less than a majority, or

     o    a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval under the Maryland Control Share Acquisition Act. A "control share acquisition" means the acquisition of ownership of control shares or the power to direct the exercise of voting power with respect to control shares, subject to certain exceptions.

     Any person who proposes to make or who has made a control share acquisition may deliver an acquiring person statement to the corporation that includes the identity of the acquiring person and each other member of any group of which the person is a part, among other information. A person who has made or proposes to make a control share acquisition may compel the board of directors, by making request at the time of delivery of any acquiring person statement and delivery of a written undertaking to pay certain expenses, to call a special meeting of stockholders to be held within 50 days after receiving a demand and such undertaking to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement in accordance with the Maryland Control Share Acquisition Act then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved in accordance with the Maryland Control Share Acquisition Act. The corporation's redemption of the control shares will be for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or, if a meeting is held to consider the voting rights of the shares at which the voting rights of the control shares are considered and not approved, the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote or direct the vote of a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to


     o shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or

     o acquisitions approved or exempted by a provision contained in our articles of incorporation or bylaws and adopted at any time before the acquisition of the shares.

     Our bylaws contain a provision exempting any and all acquisitions of our shares of capital stock from the Maryland Control Share Acquisition Act. There can be no assurance that this bylaw provision will not be amended or eliminated in the future.

Amendment of articles of incorporation

     Our articles of incorporation, including the provisions on classification of the board of directors discussed below, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Meetings of stockholders

     Our bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by our board of directors. Special meetings of stockholders may be called by

     o    our Chairman of the board or our President,

     o    a majority of the board of directors, or

     o stockholders holding at least 25% of our outstanding capital stock entitled to vote at the meeting.

     Our bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to us relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.

     The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal. Our bylaws may have those effects without regard to whether consideration of the nominees or proposal might be harmful or beneficial to us and our stockholders.

Classification of the board of directors

     Our bylaws provide that the number of our directors may be established by the board of directors but may not be fewer than the minimum number required by Maryland law nor more than twelve. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. Under the terms of our articles of incorporation, our directors are divided into three classes. One class holds office for a term expiring at the annual meeting of stockholders to be held in 2003, and the other two classes hold office for terms expiring at the annual meetings of stockholders to be held in 2004 and 2005, respectively. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors.

     The classified board provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of common stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For First Industrial Realty Trust, Inc. to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or by attribution, by five or fewer "individuals" (as defined in the Code to include certain entities) during the last half of a taxable year. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Federal Income Tax Considerations." To ensure that we remain a qualified REIT, our articles of incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of our capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of "excess stock," as defined in our articles of incorporation, that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the excess stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of excess stock may, at any time such excess stock is held by us in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the excess stock any individual whose ownership of the capital stock exchanged into such excess stock would be permitted under the ownership limit, and may transfer that interest to the beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into excess stock. Immediately upon the transfer to the permitted beneficiary, the excess stock will automatically be exchanged for capital stock of the class from which it was converted.

     In addition, we will have the right, for a period of 90 days during the time any excess stock is held by us in trust, and, with respect to excess stock resulting from the attempted transfer of our preferred stock, at any time when any outstanding shares of preferred stock of the series are being redeemed, to purchase all or any portion of the excess stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price, as determined in the manner set forth in our articles of incorporation, of the capital stock on the date we exercise our option to purchase or, in the case of a purchase of excess stock attributed to preferred stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no such notice is given, the date the board of directors determines that a violative transfer has been made.

                        FEDERAL INCOME TAX CONSIDERATIONS

     This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. We have received an opinion from Cahill Gordon & Reindel as to the conclusions of law expressed in this summary. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the common stock.

     In the opinion of Cahill Gordon & Reindel, commencing with our taxable year ended December 31, 1994:

     o we have been organized in conformity with the requirements for qualification as a REIT under the Code,

     o our method of operation has enabled us to meet the requirements for qualification as a REIT under the Code, and

     o provided that we continue to satisfy the various requirements applicable under the Code to REITs, as described herein, we will continue to so qualify.

Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters with respect to us and certain partnerships, corporations and limited liability companies through which we hold substantially all of our assets. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. No assurance can be given that the actual results of our operations for any particular taxable year will satisfy those requirements.

     To qualify as a REIT under the Code for a taxable year, we must meet certain organizational and operational requirements, which generally require us to be a passive investor in real estate and to avoid excessive concentration of ownership of our capital stock. Generally, at least 75% of the value of our total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. We generally may not own securities possessing more than 10% of the total voting power, or representing more than 10% of the total value, of the outstanding securities of any issuer, and the value of any one issuer's securities may not exceed 5% of the value of our assets. Shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions.

     The 10% and 5% limitations described above will not apply to the ownership of securities of a "taxable REIT subsidiary." A REIT may own up to 100% of the securities of a taxable REIT subsidiary subject only to the limitations that the aggregate value of the securities of all taxable REIT subsidiaries owned by the REIT does not exceed 20% of the value of the assets of the REIT, and the aggregate value of all securities owned by the REIT (including the securities of all taxable REIT subsidiaries, but excluding government securities) does not exceed 25% of the value of the assets of the REIT. A taxable REIT subsidiary generally is any corporation (other than another REIT and corporations involved in certain lodging, healthcare, franchising and licensing activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary.

     For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes

     o gain from the sale of real property not held primarily for sale to customers in the ordinary course of business,

     o    dividends on REIT shares,

     o    interest on loans secured by mortgages on real property,

     o    certain rents from real property, and

     o    certain income from foreclosure property.

For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts. Also, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income. However, a REIT may render a de minimis amount of otherwise impermissible services to tenants, or in connection with the management of property. In addition, a taxable REIT subsidiary may provide certain services to tenants of the REIT, which services could not otherwise be provided by the REIT or the REIT's other subsidiaries.

     Substantially all of our assets are held through certain partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share.

     We must satisfy certain ownership restrictions that limit the concentration of ownership of our capital stock by a few individuals and the ownership by us of our tenants. Our outstanding capital stock must be held by at least 100 stockholders. No more than 50% in value of our outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of our taxable year. Accordingly, our articles of incorporation contain certain restrictions regarding the transfer of our common stock, preferred stock and any other outstanding securities convertible into stock when necessary to maintain our qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in our articles of incorporation will be effective in maintaining our REIT status. See "Restrictions on Transfers of Capital Stock."

     So long as we qualify for taxation as a REIT, distribute at least 90% of our REIT taxable income, computed without regard to net capital gain or the dividends paid deduction, for each taxable year to our stockholders annually and satisfy certain other distribution requirements, we will not be subject to federal income tax on that portion of such income distributed to stockholders. We will be taxed at regular corporate rates on all income not distributed to stockholders. Our policy is to distribute at least 90% of our taxable income. We may elect to pass through to our shareholders on a pro rata basis any taxes paid by us on our undistributed net capital gain income for the relevant tax year. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

     Our failure to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon our stockholders. If disqualified for taxation as a REIT for a taxable year, we also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect and certain other conditions were satisfied. We would be subject to federal income tax at corporate rates on all of our taxable income and would not be able to deduct any dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial federal income tax liability on us attributable to any nonqualifying tax years may adversely affect our ability to pay dividends. In the event that we fail to meet certain income tests applicable to REITs, we may, generally, nonetheless retain our qualification as a REIT if we pay a 100% tax on the amount by which we failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect and certain other conditions are satisfied. Any such taxes would adversely affect our ability to pay dividends and distributions.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 of First Industrial Realty Trust, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     Certain legal matters will be passed upon for us by Cahill Gordon & Reindel, New York, New York. Cahill Gordon & Reindel will rely as to all matters of Maryland law on the opinion of McGuireWoods LLP, Baltimore, Maryland.

                       WHERE YOU CAN FIND MORE INFORMATION

     First Industrial Realty Trust, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our reports, proxy statements and other information at, and obtain copies upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please contact the Commission at 1-800-SEC-0030 for further information on the operation of public reference rooms. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. First Industrial Realty Trust, Inc.'s common stock is listed on the New York Stock Exchange and its Commission filings can also be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     This prospectus is a part of a registration statement we filed with the Commission. As permitted by the Commission, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

     We "incorporate by reference" information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus.

     We have previously filed the following documents with the Commission and incorporate them by reference in this prospectus (file no. 1-13102):

     1) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed on May 14, 2003;

     2) Current Report on Form 8-K filed on April 24, 2003 (excluding information furnished pursuant to Item 9 of Form 8-K);

     3) Annual Report on Form 10-K for the year ended December 31, 2002, filed March 19, 2003; and

     4) The description of the common stock included in First Industrial Realty Trust, Inc.'s registration statement on Form 8-A dated June 23, 1994 and the description of the associated preferred share purchase rights included in the Form 8-A filed September 24, 1997.

     All documents filed by First Industrial Realty Trust, Inc. under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing to or calling us at First Industrial Realty Trust, Inc., Attention: Investor Relations, 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone (312) 344-4300. The copies of filings will not include exhibits unless those exhibits are specifically incorporated by reference into the filing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by First Industrial Realty Trust, Inc. (the "Company"). All amounts shown are estimates, except the SEC registration fee:

     Securities and Exchange Commission registration fee......   $    405
     NYSE fee.................................................      2,500
     Legal fees and expenses..................................     25,000
     Accounting fees and expenses.............................      5,000
                                                                  -------
     Total....................................................   $ 32,905


Item 15. Indemnification of Directors and Officers.

     The Company's Articles of Incorporation and Bylaws provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation and Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and its stockholders against these individuals. The provisions of Maryland law provide for the indemnification of officers and directors of a company under certain circumstances.

Item 16. Exhibits.

Exhibit
Number            Description
------            -----------

4.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.2 Articles of Amendment to the Company's Articles of Incorporation, dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.3 Articles of Amendment to the Company's Articles of Incorporation, dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.4 Articles Supplementary relating to the Company's Junior Participating Preferred Stock, $.01 par value (incorporated by reference to Exhibit 4.10 of Form S-3/A of the Company and First Industrial, L.P. dated September 24, 1997, File No. 333-29879).

Exhibit
Number            Description
------            -----------

5* Opinion of Cahill Gordon & Reindel, counsel to the Company, as to the legality of the securities being registered, together with the opinion of McGuireWoods LLP.

8** Opinion of Cahill Gordon & Reindel, counsel to the Company, as to certain tax matters.

23.1* Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Cahill Gordon & Reindel (included in Exhibit 5* and Exhibit
     8**).

23.3* Consent of McGuireWoods LLP.

24*  Power of Attorney.

----------

*    Filed previously.
**   Filed herewith.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
          Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities of-fered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 16, 2003.


                          FIRST INDUSTRIAL REALTY TRUST, INC.


                          By:  /s/ Michael J. Havala
                               ---------------------------------
                               Name:  Michael J. Havala
                               Title:  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                              Title                           Date
         ---------                              -----                           ----

             *                         President, Chief Executive            May 16, 2003
----------------------------             Officer and Director
     Michael W. Brennan                  (Principal Executive
                                         Officer)

 /s/ Michael J. Havala                 Chief Financial Officer               May 16, 2003
----------------------------             (Principal Financial Officer)
     Michael J. Havala

             *                         Senior Vice President, Controller     May 16, 2003
----------------------------              and Assistant Secretary (Chief
       Scott A. Musil                     Accounting Officer)

             *                         Director of Strategic Planning        May 16, 2003
----------------------------              and Director
     Michael G. Damone

                                       Director
----------------------------
       John L. Lesher

             *                         Director                              May 16, 2003
----------------------------
       Kevin W. Lynch

             *                         Director                              May 16, 2003
----------------------------
        John E. Rau

                                       Chairman of the Board of Directors
----------------------------
       Jay H. Shidler

             *                         Director                              May 16, 2003
----------------------------
      Robert J. Slater

             *                         Director                              May 16, 2003
----------------------------
       W. Edwin Tyler

                                       Director
----------------------------
      J. Steven Wilson



By: /s/ Michael J. Havala
    ---------------------------
      Michael J. Havala
      Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Number            Description
------            -----------

4.1 Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.2 Articles of Amendment to the Company's Articles of Incorporation, dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.3 Articles of Amendment to the Company's Articles of Incorporation, dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

4.4 Articles Supplementary relating to the Company's Junior Participating Preferred Stock, $.01 par value (incorporated by reference to Exhibit 4.10 of Form S-3/A of the Company and First Industrial, L.P. dated September 24, 1997, File No. 333-29879).

5* Opinion of Cahill Gordon & Reindel, counsel to the Registrant, as to the legality of the securities being registered, together with the opinion of McGuireWoods LLP.

8** Opinion of Cahill Gordon & Reindel, counsel to the Registrant, as to certain tax matters.

23.1* Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Cahill Gordon & Reindel (included in Exhibit 5* and Exhibit
     8**).

23.3* Consent of McGuireWoods LLP.

24*  Power of Attorney.

----------

*        Filed previously.
**       Filed herewith.

                                                                       Exhibit 8

                     [LETTERHEAD OF CAHILL GORDON & REINDEL]



                                                                    May 16, 2003



Ladies and Gentlemen:

     We have acted as tax counsel to First Industrial Realty Trust, Inc. (the "Company"), in connection with the Form S-3 Registration Statement filed by the Company with the Securities and Exchange Commission on April 1, 2003, as amended on May 16, 2003, including the documents incorporated by reference therein and the prospectus included therein (the "Registration Statement"). We have been asked to provide our opinion as to certain federal income tax matters arising under the Internal Revenue Code of 1986, as amended (the "Code"), relating to the Company's qualification for taxation as a real estate investment trust (a "REIT") under the Code.

     The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations thereunder and interpretations of the foregoing as expressed in court decisions and administrative determinations as of the date hereof. These provisions and interpretations are subject to changes (possibly on a retroactive basis) that might result in modifications of our opinions.

     For purposes of rendering the opinions contained in this letter, we have reviewed the Registration Statement and such other documents, law and facts as we have deemed necessary. In our review, we have assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the authenticity of the originals of any copies.

     These opinions also are premised on certain written factual representations made by the Company in a certificate dated as of the date hereof (the "Certificate"). For purposes of our opinions, we have not made an independent investigation of the representations contained in the Certificate, and consequently we have relied on the representations therein that the information contained in the Certificate or otherwise furnished to us accurately describes all material facts relevant to our opinions.

     Based upon and subject to the foregoing:

          (i) We are of the opinion that, commencing with the Company's taxable year ended on December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code and the Company's method of operation, as described in the Registration Statement and as set forth in the Certificate, has enabled it to meet the requirements for qualification as a REIT under the Code and, provided that the Company continues to satisfy the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary to qualify as a REIT, it will continue to so qualify; and

          (ii) We hereby confirm the legal conclusions set forth in the Registration Statement under the heading "Federal Income Tax
     Considerations" (the "Tax Section").

     We express no opinion other than the opinions expressly set forth herein (the "Opinions"). The Opinions are not binding on the Internal Revenue Service (the "IRS") and the IRS may disagree with the Opinions. Although we believe that the Opinions would be sustained if challenged, there can be no assurance that this will be the case.

     The Opinions are based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the matters referred to herein and in the Tax Section to be materially and adversely different from that described above and in the Tax Section (possibly on a retroactive basis). In addition, any variation in the facts from those set forth in the Registration Statement or the representations contained in the Certificate or otherwise provided to us may affect the conclusions stated in the Opinions. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code, none of which will be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy the requirements for the Company to maintain its qualification as a REIT.

     Neither this opinion nor any part hereof may be delivered to, or used or relied upon by, any person other than you without our prior written consent.


                                  Very truly yours,

                                  /s/ CAHILL GORDON & REINDEL LLP


First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 4000
Chicago, Illinois  60606